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                                                                       EXHIBIT 6

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 (this "Amendment"), dated as of March 27, 1998, is entered into between Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of April 4, 1996 (the "Rights Agreement");

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of March 27, 1998 (as it may be amended from time to time, the "Merger Agreement"), among the Company, Dorel Industries Inc., a Quebec corporation ("Parent"), and Horizon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), pursuant to which Acquisition Sub has agreed to make a cash tender offer (the "Offer") for all outstanding shares of common stock, including the associated common share purchase rights (the "Shares"), of the Company, to be followed by a merger of Acquisition Sub with and into the Company (the "Merger");

     WHEREAS, in connection with the execution of the Merger Agreement, Parent and Acquisition Sub intend to enter into a Tender and Option Agreement, dated as of March 27, 1998 (each a "Tender Agreement" and collectively the "Tender Agreements"), with certain shareholders of the Company, pursuant to which such shareholders will, among other things, agree to validly tender all Shares owned by them pursuant to the Offer on the terms and subject to the conditions set forth therein;

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders that the Offer and Merger be consummated on the terms set forth in the Merger Agreement;

     WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement such that the execution of the Merger Agreement and the Tender Agreements and the consummation of the transactions contemplated thereby will not cause (i) Parent and/or Acquisition Sub or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) so long as the Merger Agreement or the Tender Agreements are in effect or (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer and the Merger;

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders that the Rights Agreement be amended as set forth herein; and

     WHEREAS, Section 26 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's shareholders;

     NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended by inserting "(i)" between the word "include" and "the" and by inserting the following after the word "plan" at the end of such Section 1(a):

        and (ii) Dorel Industries Inc., a Quebec corporation ("Dorel"), or Horizon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Dorel (collectively with Dorel, the "Acquirors"), and their respective Affiliates and Associates, from and after the execution of the Merger Agreement or the Tender Agreements; provided that, in the case of clause (ii) above, if the tender offer contemplated by the
        Merger Agreement is not consummated, then the Acquirors and their respective Affiliates and Associates shall not be deemed to be excluded from this definition of Acquiring Person at any time after the Merger Agreement and the Tender Agreements have terminated in accordance with their respective terms.
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          2. Section 1(h) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

        Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement or the Tender Agreements nor consummation of the transactions contemplated by the Merger Agreement or the Tender Agreements shall be deemed to cause a Shares Acquisition Date.

          3. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

        Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement or the Tender Agreements nor consummation of the transactions contemplated by the Merger Agreement or the Tender Agreements shall cause a Distribution Date.

          4. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

        Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Tender Agreements.

          5. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

          6. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

          7. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

          8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                          AMERIWOOD INDUSTRIES INTERNATIONAL
                                            CORPORATION

                                          By: /s/ CHARLES R. FOLEY
                                          --------------------------------------
                                          Name: Charles R. Foley
                                          Title: President and Chief Executive
                                                 Offices

                                          HARRIS TRUST AND SAVINGS BANK

                                          By: /S/ PALMER HAFFNER
                                          --------------------------------------
                                          Name: /s/ Palmer Haffner
                                          Title: Vice President

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